Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this ___________,______(the “Effective Date”), by and between Capstone 72, Inc., a for-profit corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio (the “Company” and, together with all of its direct or indirect subsidiaries, collectively referred to as the “Company Group”), and __________, an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B. The Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement. The Executive agrees to commence active employment with the Company on or before _________ (the first day of such employment is referred to as the “Employment Commencement Date”).

1.2	Duties. During the Period of Employment, the Executive shall serve the Company as its _____________ and shall have such powers, authorities, duties and obligations consistent with such position as the Company’s Board of Directors (the “Board”) shall determine from time to time. Notwithstanding the foregoing, the Executive and the Company acknowledge and agree that the Company, in its sole discretion, may change the legal employer of the Executive to any other member of the Company Group, may change the Executive’s job title and may enter into co-employment as mentioned in Section 1.6, provided that Executive’s duties and responsibilities remain substantially the same after any such change. The Executive shall be subject to such directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report solely to the Board and/or any persons duly designated by the Board.

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1.3	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties described in Section 1.2 above, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment other than employment for the Company Group. The Executive’s service on the boards of directors (or similar body) of other business entities (other than the Company Group) is subject to the approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines in writing that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company Group or that any business related to such service is then in competition with any business of the Company Group or any of their successors or assigns.

1.4	No Breach of Contract. The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iv) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person; (v) to the extent the Executive has any confidential or similar information that he is not free to disclose to the Company, he will not disclose such information to the extent such disclosure would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and (vi) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5	Location. The Executive will be based in the State of Ohio and will perform his duties for the Company (or such other member of the Company Group, as the case may be) in the State of Ohio. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company (or such other member of the Company Group, as the case may be).

1.6	Co-Employment. The Company and the Executive acknowledge that the Company has or may enter into a contract with a third party to provide human resource services to the Company and that in connection with such contract the Executive may become a “co-employee” of the Company and such third party, and that, among other things, the Executive may receive his compensation indirectly from the Company from amounts paid or payable by the Company to such third party for the purpose of compensating the Executive. The Company and the Executive agree that notwithstanding such arrangement, it is the intent of the Company and the Executive that the duties and obligations of each party to this Agreement shall continue to be owed to the other party as if the Executive was not in a co-employment relationship with a third party.

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2.	Period of Employment. The “Period of Employment” shall be a period of ____ commencing on the Employment Commencement Date and ending at the close of business on the ______ anniversary of the Employment Commencement Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for __ additional year(s) on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives notice, in writing and delivered in accordance with Section 18, at least thirty (30) days prior to the expiration of this Agreement and the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Agreement or modify its terms. The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Constructive Termination” for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.	Compensation.

3.1	Base Salary. The Executive’s base salary (the “Base Salary”) during the Period of Employment shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Executive’s Base Salary for the first twelve (12) months of the Period of Employment shall be at a rate of ______ per month. The Company will review the Executive’s Base Salary periodically.

3.2	Incentive Bonus. During the Period of Employment, the Executive shall be eligible to participate in periodic incentive bonuses under any incentive program applicable to executive officers of the Company and approved by the Board from time to time (the “Incentive Bonus”). Except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company through the last day of the period to which an Incentive Bonus relates in order to be eligible for an Incentive Bonus (or portion thereof) with respect to that period (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Incentive Bonus with respect to such period). Any Incentive Bonus will be paid, subject to applicable tax withholding, as soon as practicable after the end of the period to which such bonus relates and, if the Executive is a U.S. person, in all events not later than March 15 of the year that follows the year in which such period ends.

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4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee defined contribution retirement plans and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time (if any).

4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3	Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Company’s vacation policies in effect from time to time, including the Company’s policies regarding vacation accruals, subject to applicable laws and regulations.

5.	Termination.

5.1	Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5), or (ii) with no less than thirty (30) days advance notice to the Executive (delivered with accordance with Section 18), without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as such term is defined in Section 5.5) or (iv) unless the Company determines otherwise, in the event of cessation of employment and/or co-employment by any and all subsidiary(ies) of the Company.

5.2	Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance notice, or such longer period as provided pursuant to any co-employment arrangement with any subsidiary of the Company, whichever is the longer, to the Company (delivered in accordance with Section 18).

5.3	Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits, unless otherwise provided under applicable laws and regulations.

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5.4	Release; Exclusive Remedy.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his last day of employment with the Company (and in all events within twenty-one (21) days after his last day of employment with the Company), provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b) The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

(c) In the event that the Company provides the Executive notice of termination without Cause pursuant to Section 5.1 or the Executive provides the Company notice of termination pursuant to Section 5.2, the Company will have the option to place the Executive on paid administrative leave during the notice period.

5.5	Certain Defined Terms.

(a) As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

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(b) As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) any material breach by the Executive of any material written agreement between the Executive and any of the Company, its parent or subsidiary, as the case may be, and such Executive’s failure to cure such breach within 30 days after receiving written notice thereof; (ii) any failure by the Executive to comply with material written policies or rules of the Company, its parent or subsidiary, as the case may be, as they may be in effect from time to time; (iii) the Executive’s repeated failure to follow reasonable and lawful instructions from the Board or chief executive officer and such Executive’s failure to cure such condition within 30 days after receiving written notice thereof; (iv) the Executive’s conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (v) the Executive’s commission of or participation in an act of fraud against the Company, its parent or subsidiary; (vi) the Executive’s intentional material damage to the Company’s business, property or reputation; (vii) the Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company, its parent or subsidiary, or any other party to whom the Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company, its parent or subsidiary; or (viii) any breach by the Executive of any non-disclosure undertakings/agreements or non-competition undertakings/agreements between the Executive and the Company, its parent or subsidiary; or (ix) any cause(s) which entitle any subsidiary to terminate its employment of the Executive without advance notice under any and all co-employment arrangement contemplated under this Agreement.

(c) As used herein, “Change of Control” shall mean the first to occur of any of the following events after the Effective Date:

(i) Approval by shareholders of the Company (or, if no shareholder approval is required, by the Board alone) of the dissolution or liquidation of the Company, other than in the context of a Business Combination that does not constitute a Change in Control Event under paragraph (iii) below;

(ii) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), referred to herein as a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding ordinary shares of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (ii), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or its Affiliates or a successor, (D) any acquisition by any entity pursuant to a Business Combination (as defined herein), (E) any acquisition by a Person described in and satisfying the conditions of Rule 13d-1(b) promulgated under the Exchange Act, or (F) any acquisition by a Person who is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities on the Effective Date (or an Affiliate, heir, descendant, or related party of or to such Person); or

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(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries), and (2) no Person (excluding any individual or entity described in clauses (C), (E) or (F) of paragraph (ii) above) beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination;

provided, however, that a transaction shall not constitute a Change of Control if it is in connection with the underwritten public offering of the securities of the Company.

(d) As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

(e) As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

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5.6.	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

6.	Confidentiality; Inventions; Non-Competition; Non-Solicitation.

6.1	Confidential Information.

(a) Company Information. The Executive hereby agrees at all times during the term of his or her employment and after termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Company Group, its affiliates, their clients, customers or partners, and the Company Group’s licensors, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers (including, but not limited to, customers of the Company Group on whom the Executive called or with whom the Executive became acquainted during the term of his or her employment), supplier lists and suppliers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, licensors, licensees, distributors and other persons with whom the Company Group does business, information regarding the skills and compensation of other employees of the Company Group or other business information disclosed to the Executive by or obtained by the Executive from the Company Group, its affiliates, or their clients, customers or partners either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.

(b) Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his or her work or using the facilities of the Company Group are property of the Company Group and subject to inspection by the Company Group, at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to his or her work with the Company and will provide written certification of his or her compliance with this Agreement. Under no circumstances will the Executive have, following his or her termination, in his or her possession any property of the Company Group, or any documents or materials or copies thereof containing any Confidential Information. In the event of the termination of the Executive’s employment, the Executive hereby agrees to sign and deliver the “Termination Certificate” attached hereto as Exhibit A.

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(c) Former Employer Information. The Executive hereby agrees that he or she will not, during his or her employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that he or she will not bring onto the premises of the Company Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. The Executive hereby agrees to indemnify the Company Group and hold it harmless from all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs for resolving disputes, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting from any use by the Company Group of such proprietary information or trade secrets improperly used or disclosed by the Executive.

(d) Third Party Information. The Executive recognizes that the Company Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive hereby agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his or her work for the Company consistent with the Company Group’s agreement with such third party.

6.2	Conflicting Employment. The Executive hereby agrees that, during the term of his or her employment with any member of the Company Group, he or she will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company Group is now involved or becomes involved during the term of the Executive’s employment, nor will the Executive engage in any other activities that conflict with his or her obligations to the Company Group without the prior written consent of the Company.

6.3	Non-Competition.

(a) The Executive hereby agrees that during the course of his or her employment and for a period of one (1) year immediately following the termination of his or her relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or his or herself, with or without notice, the Executive will not, without the prior written consent of the Company, within the State of Ohio and within any other state or commonwealth in which the Company and its subsidiaries operate from time to time (the “Territory”), (A)(i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise for, or lend his or her name (or any part, variant or formative thereof), (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate himself or herself with, any business, in competition with or otherwise similar to the business of the Company Group, (B) deal, directly or indirectly, in a competitive manner with any customers doing business with the Company Group, or (C) transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), or in any other way dispose of any equity interest in the Company Group beneficially owned by the Executive, as the case may be, to any person which is competitive with any significant aspect of the business of the Company Group.

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(b) The Executive hereby acknowledges that he or she will derive significant value from the Company’s agreement to provide him or her with that Confidential Information of the Company Group to enable him or her to optimize the performance of his or her duties for the Company. The Executive hereby further acknowledges that his or her fulfillment of the obligations contained in this Agreement, including, but not limited to, his or her obligation neither to disclose nor to use the Confidential Information of the Company Group other than for the Company Group’s exclusive benefit and his or her obligation not to compete contained in subsection (a) above, is necessary to protect the Confidential Information of the Company Group and, consequently, to preserve the value and goodwill of the Company Group. The Executive hereby further acknowledges the time, geographic and scope limitations of his or her obligations under subsection (a) above are reasonable, especially in light of the Company Group’s desire to protect their Confidential Information, and that the Executive will not be precluded from gainful employment if he or she is obligated not to compete with the Company Group during the period and within the Territory.

(c) The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each state and/or commonwealth within any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (b) above. If, in any arbitration proceeding, the arbitration panel refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

(d) The Executive hereby further agrees that, if so expressly required by the applicable laws, he or she will be compensated by the Company in the total amount equal to the minimum amount of compensation required by applicable law (hereinafter referred to as the “Non-Compete Compensation”) upon the termination of his or her employment with the Company for the covenants that the Executive makes in this Section 6.4. The Non-Compete Compensation (if any) will be paid on a monthly basis.

6.4	Notification of New Employer. In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent to notification by the Company to his or her new employer about his or her rights and obligations under this Agreement.

6.5	Non-Solicitation of Employees and Consultants. During the Period of Employment and for a period of one (1) year after the Severance Date, the Executive will not directly or indirectly through any other Person induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.

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6.6	Non-Interference with Customers. During the Period of Employment and for a period of one (1) year after the Severance Date, the Executive will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

6.7	Cooperation. Following the Executive’s last day of employment by the Company, the Executive shall reasonably cooperate with the Company and its Affiliates in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any Affiliates with respect to matters relating to the Executive’s employment with or service as a member of the Board or the board of directors of any Affiliate (collectively, “Litigation”); or (b) any audit of the financial statements of the Company or any Affiliate with respect to the period of time when the Executive was employed by the Company or any Affiliate (“Audit”). The Executive acknowledges that such cooperation may include, but shall not be limited to, the Executive making himself available to the Company or any Affiliate (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any Affiliate to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any Affiliate pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any Affiliate, in a form and within a time frame requested by the Board, with respect to the Company’s or any Affiliate’s opening balance sheet valuation of intangibles and financial statements for the period in which the Executive was employed by the Company or any Affiliate; and (v) turning over to the Company or any Affiliate any documents relevant to any Litigation or Audit that are or may come into the Executive’s possession.

6.8	Understanding of Covenants. The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

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Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Territory, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.9	Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

6.10	Representations. The Executive hereby agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive hereby represents that the Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to his or her employment by the Company. The Executive has not entered into, and hereby agrees that he or she will not enter into, any oral or written agreement in conflict with this Section 6.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company (or such other member of the Company Group, as the case may be) may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

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8.	Successors and Assigns.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c) In respect of any payment obligations of the Company hereunder, the Company shall be entitled to discharge such obligations by procuring payment by any member of the Company Group from time to time in its sole and absolute discretion in accordance with applicable laws.

9.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Ohio.

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12.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.	Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, any offer letter or previous employment agreement). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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16.	Arbitration.

The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in the State of Ohio under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereto agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement.

17.	Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

18.	Notices.

(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by internationally recognized courier with next-day or second-day delivery. Any notice shall be duly addressed to the parties as follows:

(i)	if to the Company:

Address:	1440 Rockside Rd, Suite 118, Rockside Plaza, Parma, OH 44134

Attention:	Ms. Bonnie Wu

Tel:	(828) 724-6873

(ii)	if to the Executive:

Address:	_________
Tel:	_________

(b) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or three (3) business days after being sent in accordance with the foregoing.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

Capstone 72, Inc.

By:
Name:
Title:

-S-1-	Employment Agreement

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“EXECUTIVE”

Name:

-S-2-	Employment Agreement

EXHIBIT A

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any Confidential Information belonging to Capstone 72, Inc. (the “Company”), its subsidiaries, successors or assigns (together, the “Company Group”). For purposes of this Termination Certificate, the term “Confidential Information” shall have the meaning assigned thereto in my Employment Agreement with the Company, dated on or about _______ (the “Agreement”).

I further certify that I have complied with all the terms of the Agreement signed by me, including all of the provisions of Section 6 of the Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all Confidential Information.

I further agree that for one (1) year from this date, I will not either directly or indirectly solicit, induce, recruit or encourage any employees of the Company or the Company Group to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company or the Company Group and/or any suppliers, customers or consultants of the Company or the Company Group, either for myself or for any other person or entity.

Date: ___________

-A-1-	Employment Agreement